Exhibit 99

Press Contact:   W. Don Cornwell

Analyst Contact:  Ellen McClain

Telephone: 212/826-2530

FOR IMMEDIATE RELEASE

Friday, August 6, 2004

GRANITE BROADCASTING REPORTS RESULTS FOR THE

SECOND QUARTER ENDED JUNE 30, 2004

-Results In Line with Guidance-
-Pistons Alliance in Detroit Creates Unique Branding and Marketing Opportunity-
-Commenced Cost Savings Initiative to Improve Operating Margins -

NEW YORK, August 6, 2004 — Granite Broadcasting Corporation (OTCBB: GBTVK) reported results for the second quarter that were in line with the guidance provided by the Company in its press release dated April 27, 2004.

Commenting on the results, W. Don Cornwell, Chairman and Chief Executive Officer, said, “We are pleased to announce that we have achieved second quarter net revenue and Broadcast Cash Flow guidance. We are also happy to have announced our new multi-year alliance with the NBA World Champion Detroit Pistons to air as many as 43 of their games on our Detroit WB affiliate, WB20.  This partnership is a year-round commitment that will significantly enhance WB20’s promotional platform and elevate the station’s profile in the Detroit metropolitan area while guaranteeing the station a solid local revenue stream for the foreseeable future. In addition, we launched an important company-wide initiative to examine how we conduct business with the goal of identifying ways to improve productivity and increase profit margins while maintaining our competitive position.”

-MORE-

John Deushane, Chief Operating Officer, said, “Our station group reported its 8th consecutive quarter of local non-political revenue growth with an increase of 2.5 percent against tough comparisons from 2003, when local non-political revenue increased 8 percent.  Local non-political revenue was particularly strong at our WB affiliates, up 9 percent.

“Net revenue was also positively impacted by an incremental $540,000 of political advertising revenue generated predominantly in just two of our eight markets - Fort Wayne and Duluth-Superior. Indiana has a particularly competitive gubernatorial election underway, while Minnesota and Wisconsin are considered Presidential ‘battle-ground’ states.”

Mr. Deushane added, “Our Buffalo station was the first to participate in the Company’s cost saving initiative. We’ve identified ways to operate the station more efficiently through an almost 10 percent reduction in the workforce, resulting in annualized savings of approximately $600,000.”

Mr. Cornwell concluded, “We have made great strides toward increasing the value of our existing assets, and we expect to see operating momentum in the second half of the year driven by Olympic and political revenue and continued gains in core advertising.  We continue to seek out additional changes to our station mix that capitalize on our ability to operate local news-oriented stations.  Our recently announced strategic arrangement with Malara Broadcasting in Fort Wayne and Duluth is making its way through the FCC approval process and we will keep you updated on its progress.”

Use of Broadcast Cash Flow

Broadcast Cash Flow, a non-GAAP measure, is defined as operating income (loss) plus depreciation, amortization, corporate, non-cash compensation, and program amortization, less program payments.  Broadcast Cash Flow is commonly used as an indicator of operating performance for broadcasting companies and is also used to value broadcasting assets.  Broadcast Cash Flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  The Company considers operating loss to be the most comparable GAAP measure to Broadcast Cash Flow; therefore, the Company has included a reconciliation of operating loss to Broadcast Cash Flow in Table 3 and Table 5, as required by Regulation G.

SECOND QUARTER RESULTS

THREE MONTHS ENDED JUNE 30, 2004

VERSUS THREE MONTHS ENDED JUNE 30, 2003

Net revenue increased 2.4 percent or $700,000 to $29.2 million.  Increased local non-political advertising revenue and $540,000 of incremental political advertising revenue were offset, in part, by a decrease in national non-political advertising revenue.

Station operating expenses decreased 3.1 percent or $700,000 to $22.3 million due primarily to lower film amortization expense. The decrease was achieved despite increases in healthcare costs, compensation and benefits, increases in power and rent resulting from the launch of digital broadcasting and a restructuring charge at its Buffalo station (see further details below). Excluding the restructuring charge, station operating expenses decreased 5.4 percent. Broadcast Cash Flow increased one percent or $50,000 to $5.5 million. Excluding the restructuring charge, Broadcast Cash Flow increased 11 percent or $576,000 to $6 million.

Big Three Affiliates

Net revenue at the Company’s Big Three affiliates increased 4.3 percent due primarily to incremental political revenue of $515,000 and a 5.3 percent increase in national non-political advertising revenue.  Local non-political revenue was essentially flat against 2003 when local non-political revenue increased almost 6 percent.  The Big Three affiliates contributed 69 percent to net revenue during the quarter.

During the quarter, the Company recognized $526,000 in restructuring charges associated with employee terminations at its Buffalo station in connection with the implementation of certain cost saving initiatives.  An additional charge of approximately $100,000 will be taken during the third quarter in conjunction with the first phase of this project. As a result of this initiative, the Company anticipates annualized operating expense savings in Buffalo of approximately $600,000.  Additional savings and potential restructuring charges may be identified as the Buffalo project moves into a second phase focused largely on technological productivity.

Station operating expenses at the Company’s Big Three affiliates increased 5.8 percent due primarily to the aforementioned restructuring charge taken in Buffalo. Excluding the restructuring charge, station operating expenses at the Big Three affiliates increased only 1.8 percent. Broadcast Cash Flow at the Big Three affiliates increased one percent or $35,000 to $6.3 million. Excluding the restructuring charge, Broadcast Cash Flow increased 9 percent or $561,000 to $6.8 million.

WB Affiliates

Net revenue at the Company’s WB affiliates decreased 1.5 percent against tough comparisons from 2003 when net revenue at the WB affiliates increased 13 percent.  Healthy local non-political revenue growth of 9 percent was offset by a decrease in national non-political revenue of 19 percent due primarily to declines in the automotive and movie categories.  The WB affiliates do not generate meaningful political revenue, as they do not broadcast local news.  The WB affiliates contributed 31 percent to net revenue during the quarter.

Station operating expenses at the Company’s WB affiliates decreased 14.9 percent due primarily to reduced film amortization.  Broadcast Cash Flow at the Company’s WB affiliates was essentially flat at negative $800,000.

The Company has made substantial progress replacing unprofitable programming at its WB affiliates with competitive, profitable programming.  The Company anticipates a 6 percent reduction in annual cash programming payments at its WB affiliates in 2004 versus 2003, and a 50 percent reduction by 2007 versus 2003.

THIRD QUARTER 2004 GUIDANCE

Commenting on the outlook for the quarter ending September 30, 2004, Ellen McClain, Chief Financial Officer, said, “At this early stage, results are difficult to predict particularly in a political quarter. We expect to see momentum driven by political and Olympic advertising and at this time, we anticipate net revenue to increase in the range of 5 to 8 percent, including between $1.0 million and $1.7 million of political revenue. Broadcast Cash Flow is expected to be in the range of $3.5 million to $4.5 million (see Table 4 and Table 5).”

Third Quarter Guidance on Other Income Statement Items

•                  Depreciation expense is expected to be approximately $2 million in the third quarter and $7.6 million for the full year.

•                  Amortization expense is expected to be approximately $2.1 million in the third quarter and $8.0 million for the full year.

•                  Corporate expense (excluding performance awards) is expected to be approximately $2.7 million for the third quarter and $11.5 million for the full year. Performance award expense for awards granted on February 25, 2003 is expected to be $524,000 in the third quarter and $2.1 million for the full year.  See Note 14 in the Company’s Form 10K.

•                  Non-cash compensation expense is expected to be approximately $125,000 for the third quarter and $685,000 for the full year.

•                  Interest expense is expected to be approximately $9.9 million in the third quarter and $39.5 million for the full year.

•                  Non-cash interest expense is expected to be approximately $1.2 million in the third quarter and $4.6 million for the full year.

•                  Non-cash preferred stock dividend is expected to be approximately $6.4 million in the third quarter and $25.5 million for the full year.

•                  Capital expenditures are expected to be approximately $2.1 million in the third quarter and $8.5 million for the full year, which includes spending of approximately $1.3 million in the third quarter and $2.2 million for the full year related to the digital conversion.

*  *  *  *

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which represent the Company’s expectations or beliefs concerning future events. These forward-looking statements generally can be identified as statements that include phrases such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “will”, “should” or other similar words or phrases.

The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Such factors include, without limitation, general economic conditions, competition in the markets in which the Company’s stations are located, technological change and innovation in the broadcasting industry and proposed legislation. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

Granite Broadcasting Corporation (OTCBB: GBTVK) operates eight television stations in geographically diverse markets reaching over 6% of the nation’s television households. Three stations are affiliated with the NBC Television Network (NBC), two with the ABC Television Network (ABC), one with the CBS Television Network (CBS), and two with the Warner Brothers Television Network (WB).  The NBC affiliates are KSEE-TV, Fresno-Visalia, California, WEEK-TV, Peoria-Bloomington, Illinois, and KBJR-TV, Duluth, Minnesota and Superior, Wisconsin.  The ABC affiliates are WKBW-TV, Buffalo, New York, and WPTA-TV, Fort Wayne, Indiana. The CBS affiliate is WTVH-TV, Syracuse, New York.  The WB affiliates are KBWB-TV, San Francisco-Oakland-San Jose, California, and WDWB-TV, Detroit, Michigan.  On April 23, 2004 Granite entered into a strategic arrangement with Malara Broadcasting under which Granite will provide advertising sales, promotion and administrative services and selected programming to Malara-owned stations in Fort Wayne, Indiana and Duluth, Minnesota-Superior, Wisconsin.

(Financial tables are attached).

Table 1

Financial Results (Unaudited)

(in thousands, except per share data and number of shares)

GRANITE BROADCASTING CORPORATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
		Restated (a)		Restated (a)
Net revenue	$29,163	$28,467	$55,164	$53,125
Station operating expenses	22,312	23,029	43,403	45,135
Depreciation expense	1,724	1,553	3,487	3,084
Amortization expense	1,882	3,115	3,764	6,229
Corporate expense (b)	3,478	2,672	7,023	5,493
Non-cash compensation expense	132	165	435	551
Operating loss	(365)	(2,067)	(2,948)	(7,367)

Interest expense	9,872	7,688	19,745	15,315
Interest income	(284)	(177)	(517)	(391)
Non-cash interest expense	1,134	1,204	2,280	2,275
Non-cash preferred stock dividend (c)	6,387	—	12,774	—
Other expense	423	122	563	260

Loss before income taxes	(17,897)	(10,904)	(37,793)	(24,826)
Benefit for income taxes	(2,194)	(3,549)	(4,678)	(8,020)
Net loss	$(15,703)	$(7,355)	$(33,115)	$(16,806)
Net loss attributable to common shareholders	$(15,703)	$(13,831)	$(33,115)	$(29,757)

Per basic and diluted common share:
Basic and diluted net loss per share	$(0.81)	$(0.73)	$(1.71)	$(1.57)
Weighted average common shares outstanding	19,381,000	18,999,000	19,350,000	18,970,000

Capital expenditures	$1,468	$5,584	$2,733	$7,638

(a) Upon adoption of Financial Accounting Standards No. 142 on January 1, 2002, the Company ceased amortization of goodwill and other indefinite-lived intangible assets. At the time of adoption of Statement 142, the Company considered the value of its station’s network affiliations as indefinite-lived and, therefore, ceased amortization of these intangible assets. In light of stated positions by the Securities and Exchange Commission regarding the amortization of network affiliations, the Company has changed its accounting policy in the third quarter of 2003 to amortize these assets over a 25-year period retroactively from January 1, 2002. As a result, the Company has restated its earnings for the three and six months ended June 30, 2003. The increase to amortization, a non-cash charge is approximately $745,000 and $1,490,000 for the three and six months ended June 30, 2003, respectively.

(b) Included in corporate expense is a performance award of $524,000 and $1,048,000 for the three and six months ended June 30, 2004, respectively, which were granted to certain officers of the Company during 2003 that will be used primarily to repay certain officers outstanding loans due the Company on January 25, 2006.

(c) On July 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Accordingly the dividends on the redeemable preferred stock are recorded as a charge to expense. Prior to July 1,  2003, preferred stock dividends were treated as a reduction to shareholders’ equity.

Table 2

Financial Results (Unaudited)

(in thousands)

GRANITE BROADCASTING CORPORATION

	Three Months Ended June 30,
	2004	2003
		Restated (a)
Net revenue	$29,163	$28,467
Station operating expenses	22,312	23,029
Depreciation expense	1,724	1,553
Amortization expense	1,882	3,115
Corporate expense	3,478	2,672
Non-cash compensation expense	132	165
Operating loss	$(365)	$(2,067)

Supplemental Financial Data:
Broadcast cash flow (b)	$5,467	$5,417
Broadcast cash flow margin	18.7%	19.0%
Program amortization	$4,716	$6,482
Program payments	$6,100	$6,503

Table 3

Reconciliation of Operating Loss to Broadcast Cash Flow (Unaudited)

(in thousands)

	Three Months Ended June 30,
	2004	2003
		Restated (a)
Operating loss	$(365)	$(2,067)
Plus:
Depreciation expense	1,724	1,553
Amortization expense	1,882	3,115
Corporate expense	3,478	2,672
Non-cash compensation expense	132	165
Program amortization	4,716	6,482
Less:
Program Payments	6,100	6,503
Broadcast Cash Flow	$5,467	$5,417

(a) See footnote (a) on Table 1.

(b) Broadcast cash flow is defined as operating loss plus depreciation, amortization, corporate, non-cash compensation and program amortization, less program payments. The Company has included broadcast cash flow data because such data are commonly used as a measure of performance for broadcast companies and is also used to value assets. Broadcast cash flow is not and should not be used as an indicator or alternative to operating loss, net loss, or cash flow, as reflected in the consolidated financial statements, is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Table 4

Third Quarter 2004 Guidance (Unaudited)

(in thousands)

GRANITE BROADCASTING CORPORATION

	Three Months Ended September 30,
	2003	2004		Percent Change
	Restated (a)	High	Low	High	Low
Net revenue	$25,720	$27,777	$27,006	8.0%	5.0%
Station operating expenses	22,013	25,733	25,910	16.9%	17.7%
Depreciation expense	1,594	2,056	2,056
Amortization expense	1,865	2,126	2,126
Corporate expense (b)	2,646	3,250	3,250
Non-cash compensation expense	170	125	125
Operating loss	$(2,568)	$(5,513)	$(6,461)

Supplemental Financial Data:
Broadcast cash flow (c)	$3,050	$4,486	$3,538
Broadcast cash flow margin	11.9%	16.2%	13.1%
Program amortization	$5,563	$8,390	$8,390
Program payments	$6,220	$5,948	$5,948

Table 5

Third Quarter 2004 Guidance

Reconciliation of Operating Loss to Broadcast Cash Flow (Unaudited)

(in thousands)

	Three Months Ended September 30,
	2003	2004
	Restated (a)	High	Low
Operating loss	$(2,568)	$(5,513)	$(6,461)
Plus:
Depreciation expense	1,594	2,056	2,056
Amortization expense	1,865	2,126	2,126
Corporate expense	2,646	3,250	3,250
Non-cash compensation expense	170	125	125
Program amortization	5,563	8,390	8,390
Less:
Program Payments	6,220	5,948	5,948
Broadcast Cash Flow	$3,050	$4,486	$3,538

(a) Upon adoption of Financial Accounting Standards No. 142 on January 1, 2002, the Company ceased amortization of goodwill and other indefinite-lived intangible assets. At the time of adoption of Statement 142, the Company considered the value of its station's network affiliations as indefinite-lived and, therefore, ceased amortization of these intangible assets. In light of stated positions by the Securities and Exchange Commission regarding the amortization of network affiliations, the Company has changed its accounting policy in the third quarter of 2003 to amortize these assets over a 25-year period retroactively from January 1, 2002. As a result, the Company has restated its earnings for the three months ended September 30, 2003.  The increase to amortization, a non-cash charge is approximately $745,000.

(b) Included in corporate expense for the three months ended September 30, 2004 is $524,000 of expense associated with a performance award granted to certain officers of the Company during 2003 that will be used primarily to repay certain officers outstanding loans due the Company on January 25, 2006.

(c) Broadcast cash flow is defined as operating loss plus depreciation, amortization, corporate, non-cash compensation and program amortization, less program payments. The Company has included broadcast cash flow data because such data are commonly used as a measure of performance for broadcast companies and is also used to value assets. Broadcast cash flow is not and should not be used as an indicator or alternative to operating loss, net loss, or cash flow, as reflected in the consolidated financial statements, is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP"), and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.